UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Bruce A. Toth, Esq.

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601-9703

(312) 558-5723

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Superior Industries International, Inc., a Delaware corporation (“Superior” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from its stockholders in connection with its 2016 Annual Meeting of Stockholders and at any and all adjournments, postponements or reschedulings thereof (the “2016 Annual Meeting”). In connection with its 2016 Annual Meeting, Superior has filed a definitive proxy statement and a definitive form of WHITE proxy card with the SEC on March 25, 2016.

Annual CEO Letter to Stockholders

Attached hereto is a copy of a letter from Donald J. Stebbins, Superior’s President and Chief Executive Officer, to Superior’s stockholders that has been incorporated into Superior’s 2015 Annual Report. The Annual Report is being mailed to stockholders beginning on March 28, 2016 along with Superior’s definitive proxy materials, including the WHITE proxy card. As previously disclosed, GAMCO Asset Management Inc. is pursuing a proxy contest to elect three nominees to the Superior Board of Directors at the 2016 Annual Meeting to be held at the Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan 48242 on Tuesday, April 26, 2016, at 10:00 a.m. Eastern Time. The record date for determining those stockholders eligible to receive notice of, and to vote at, the 2016 Annual Meeting was March 11, 2016.

Additional Information and Where To Find It

Superior, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior stockholders in connection with the matters to be considered at Superior’s 2016 Annual Meeting. On March 25, 2016, Superior filed a definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the SEC in connection with such solicitation of proxies from Superior’s stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the appendices thereto. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “Investors” section of our corporate website at www.supind.com, by writing to Superior’s Corporate Secretary at 26600 Telegraph Rd., Suite 400, Southfield, Michigan 48033, by calling Superior at (248) 352-3700, or by contacting Superior’s proxy solicitor, Okapi Partners LLC, toll free at (877) 629-6356.

Dear Fellow Shareholders:

2015 was an encouraging year for our Company. In many ways I consider our journey as just beginning, but I am pleased with the progress we have made on our five key strategic priorities: 1) Improving Our Global Competitiveness, 2) Expanding Our Process and Product Innovation and Technology, 3) Evaluating Opportunities for Growth and Value Creation, 4) Balancing Our Capital Allocation, and 5) Improving Our Investor Communication.

Improving Our Global Competitiveness

In late 2014, we opened our new manufacturing plant in Mexico and began production of basic wheel models. Throughout 2015, we successfully ramped up the facility to manufacture our full range of wheel designs, and by year end achieved our objective of running the plant at its full production capacity. This investment, along with the improved finishing capabilities we’ve added in Mexico and many other operational enhancements made throughout our other facilities, drove earnings per share growth of 176%, and adjusted EBITDA growth of 36%, despite flat unit volumes. Our solid execution also allowed us to achieve our stated goal of double-digit EBITDA margin as a percentage of net sales in 2015, two years ahead of our plan.

In November of 2015, we completed the relocation of our corporate headquarters from Van Nuys, California to Southfield, Michigan. Our new location’s close proximity to our customers has already strengthened many of our customer relationships, while allowing us to better showcase our next generation products.

Additionally in 2015, we drove higher levels of operating efficiencies throughout the business, with the implementation and ongoing roll-out of more effective and efficient processes. These include, the opening of our new Shared Services Center in Mexico, which centrally locates key support functions and enables the sharing of best practices, the rollout of an enhanced project management system to assist in managing the ever increasing complexity of design and launch of new products, implementation of a new performance management system that will sharpen the standards by which our productivity is measured, and in the fourth quarter, the rollout of a tax restructuring plan that will reduce our effective tax rate going forward.

As we enter 2016, we remain focused on further strengthening our manufacturing platform and driving increased operating efficiencies through best-in-class processes. In just the first quarter, we expect to complete the expansion of our newest Mexico facility, which will increase our production capacity by 500,000 wheels, allowing us to efficiently meet elevated customer demand. We also expect to make further progress toward a 24/7 manufacturing schedule, complete the ramp-up of our Mexican finishing facility, and by year end complete the rollout our new ERP system, providing us with improved analytical tools to better manage our business.

Expanding Our Process and Product Innovation and Technology

Over the past year, we have made significant advances in the quality, selection, and innovation of our products, such as the patent of a new lighter weight wheel design. We believe this is further differentiating us from our competitors. As we look ahead, we will continue to bring innovative wheel styles to our customers through targeted investments in R&D and further enhancements to our wheel finishing capabilities.

As our business becomes increasingly complex with customers requiring more differentiated wheels, this necessitates an ever more advanced and flexible manufacturing platform. We believe our aforementioned investments, along with our strengthened management team and systems position us to capitalize on this trend and will drive unit volume growth with a more favorable mix of products.

Evaluating Opportunities for Growth and Value Creation

We ended the year with a debt-free balance sheet and $53.0 million of cash and short-term investments. Our strong balance sheet places us in an excellent position to reinvest in our business and enhance our capabilities while at the same time explore strategies to increase shareholder value through acquisitions, joint ventures, or other equity investments. As we have in the past, we continue to actively look at the range of alternatives where we can deploy our resources most effectively through both organic and inorganic growth opportunities.

Balancing Our Capital Allocation

We have remained committed to maintaining a balanced approach to capital allocation with respect to returning cash to our shareholders. In 2015, we returned $38.7 million to our shareholders through share repurchases and dividends. We also recently announced a new $50.0 million share repurchase program and began repurchasing additional shares in February 2016. We will continue to opportunistically repurchase shares while evaluating the relative attractiveness of other capital allocation alternatives.

Improving Our Investor Communication

During 2015, we significantly improved the Company’s investor outreach, having met with nearly 100 current and potential institutional investors on non-deal roadshows and through presentations and meetings at numerous industry investor conferences. Our increased visibility among equity analysts was underscored by the initiation of research coverage by an additional sell-side equity analyst in 2015, adding to our already meaningful institutional research coverage. We believe that our efforts in this area are important to reaching new investors and conveying our strong investment thesis.

Moving Forward in 2016 and Beyond

Despite our progress and achievements in 2015, we believe there remains significant opportunity to grow revenue, increase profitability, and improve cash flow by actively partnering with our customers and continuing to drive efficiency through our operations.

On behalf of the management team and Board of Directors, I want to thank our employees who are at the core of our success and our loyal customers for the continued trust they place in us. I also want to thank you, our shareholders, for your support as we continue to make progress on our journey towards significant and sustainable value creation.

We look forward to continued success in 2016.

Sincerely,

Don Stebbins

President and Chief Executive Officer